Filed pursuant to Rule 424(b)(5)
Registration Statement Number 333-189879

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT (Subject to Completion) (To the Prospectus dated July 19, 2013)	Dated February 11, 2015

     Shares

Common Shares

We are offering      of our common shares pursuant to this prospectus supplement and accompanying prospectus.

Our common shares are listed on the NASDAQ Global Market under the symbol “TTHI” and on the Toronto Stock Exchange under the symbol “TTH.” On February 10, 2015, the last reported sale price for our common shares on the NASDAQ Global Market was $7.14 per share and the last reported sale price for our common shares on the Toronto Stock Exchange was CAN$8.40 per share.

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement, for certain risks you should consider. You should read the entire prospectus, including the documents incorporated by reference herein, carefully before you make your investment decision.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$
(1)	In addition to the underwriting discount, we have agreed to pay certain fees and expenses of the underwriters. See “Underwriting” for additional information regarding underwriting compensation.

The underwriters may also purchase up to      additional common shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any. If the underwriters exercise the option in full, the total discount will be $     and the total proceeds, before expenses, to us will be $    .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities offered by this prospectus supplement and the accompanying prospectus have not been and will not be qualified for sale under the securities laws of any province or territory of Canada or to any resident of Canada and may not be offered or sold, directly or indirectly, in Canada, or to or for the account of any resident of Canada. This prospectus supplement and the accompanying prospectus have not been filed in respect of, and will not qualify, any distribution of these securities in any province or territory of Canada.

The underwriters expect to deliver the shares against payment on or about February   , 2015.

Sole Book-Running Manager

Cowen and Company

Co-Managers

Canaccord Genuity	H.C. Wainwright & Co.	LifeSci Capital LLC

February   , 2015

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined.

To the extent there is a conflict between the information contained in this prospectus supplement or the accompanying prospectus, any document incorporated by reference herein or therein filed prior to the date of this prospectus supplement or the information contained in any free writing prospectus that we have authorized for use in connection with this offering, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and the accompanying prospectus is delivered or common shares is sold on a later date. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Documents Incorporated by Reference” in this prospectus supplement and in the accompanying prospectus.

We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common shares and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise stated, references to “Transition,” “the Company,” “the Corporation,” “we,” “us,” and “our” refer to Transition Therapeutics Inc., a corporation organized under the laws of Ontario, Canada.

Unless otherwise stated, all references to “$,” “US$” or “United States dollars” are to the lawful currency of the United States. The designation “CAN$” or “Canadian Dollars” refers to the lawful currency of Canada.

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference, include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain “forward-looking information” within the meaning of applicable Canadian securities laws and “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking statements”), which are, by their nature, subject to risks and uncertainties. Applicable securities legislation provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements, including statements regarding industry prospects and future results of operations or financial position, made in this prospectus supplement and the accompanying prospectus are forward looking.

Forward-looking statements typically contains statements with words such as “anticipate,” “believe,” “expect,” “plan,” “estimate,” “intend,” “may” or similar words suggesting future outcomes. Forward-looking statements in this prospectus include, but are not limited to, statements with respect to: the clinical study phases of our product candidates which we expect to complete in fiscal 2015 and beyond; the ability of our business model to maximize shareholder returns; the potential for ELND005 to slow the progression of Alzheimer’s disease and improve symptoms; the potential for ELND005 to be effective for the treatment of agitation and/or aggression in patients with Alzheimer’s disease; the potential for ELND005 to be effective for the treatment of Down syndrome; the timing and manner of future clinical development of ELND005; the global population size of those affected by Alzheimer’s disease; the demand for a product that can slow or reverse the progression of Alzheimer’s disease; the demand for a product that can reduce the emergence of neuropsychiatric symptoms like depression, anxiety, agitation and aggression in Alzheimer’s disease; the potential clinical benefit of ELND005 in the treatment of other disease indications; the development of TT401 and the series of preclinical compounds in-licensed from Eli Lilly and Company (“Lilly”) and their potential benefit in type 2 diabetes patients and obese individuals; the timing and manner of future clinical development of TT401 performed by Lilly; the engagement of third party manufacturers to produce our drug substances and products; the potential future in-licensing of additional drug candidates to expand the development pipeline; our intention to make collaborative arrangements for the marketing and distribution of our products and the impact of human capital on the growth and success of the Company. Forward-looking statements are subject to various risks and uncertainties, including those discussed below, that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed. Readers are cautioned not to place undue reliance on forward-looking information, which is provided as of the date of this prospectus unless otherwise stated, and we will not undertake any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events, or otherwise, except as required by securities laws.

Some of the assumptions, risks and factors which could cause future outcomes to differ materially from those set forth in the forward-looking information include, but are not limited to: (i) the assumption we will be able to obtain sufficient and suitable financing to support operations, clinical trials and commercialization of products, (ii) the risk that we may not be able to capitalize on partnering and acquisition opportunities, (iii) the assumption that we will obtain favorable clinical trial results in the expected timeframe, (iv) the assumption that we will be able to adequately protect proprietary information and technology from competitors, (v) the risks relating to the uncertainties of the regulatory approval process, (vi) the impact of competitive products and pricing and the assumption that we will be able to compete in the targeted markets, and (vii) the risk that we may be unable to retain key personnel or maintain third party relationships, including relationships with key collaborators.

By their nature, forward-looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections or other forward-looking statements will not occur. Prospective investors should carefully consider the information contained under the heading “Risks Factors” in this prospectus supplement and all other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before making investment decisions with regard to our common shares.

SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common shares. For a more complete understanding of the Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information referred to under the heading “Risk Factors” in this prospectus supplement beginning on page S-8 and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering.

Our Company

Transition is a biopharmaceutical development company, advancing novel therapeutics for central nervous system and metabolic disease indications. The Company’s wholly owned subsidiary, Transition Therapeutics Ireland Limited is developing central nervous system drug candidate ELND005 for the treatment of Alzheimer’s disease (“AD”) and Down syndrome. Transition’s lead metabolic drug candidate is TT401 for the treatment of type 2 diabetes and accompanying obesity.

ELND005 for Neuropsychiatric Diseases

Transition Therapeutics Ireland Limited is developing neuropsychiatric drug candidate ELND005, (scyllo-inositol). ELND005 is an orally bioavailable small molecule that is being investigated for multiple neuropsychiatric indications on the basis of its proposed dual mechanism of action, which includes β-amyloid anti-aggregation and regulation of brain myo-inositol levels. An extensive clinical program of Phase 1 and Phase 2 studies have been completed with ELND005 to support clinical development. The Phase 2 study (ELND005-AD201) which evaluated ELND005 in more than 350 mild to moderate AD patients was published in the peer-reviewed journal, Neurology. The Neurology article was entitled “A Phase 2 randomized trial of ELND005, scyllo-inositol, in mild-moderate Alzheimer’s disease”. Although the study showed potential cognitive benefit from the 250 mg dose, the treatment effects on the primary study endpoints were not significant in the mild to moderate patient population.

Currently, the use of ELND005 is being investigated in two clinical areas:

(a) Agitation and Aggression in Alzheimer’s Disease

On November 27, 2012, the first patient was enrolled in a Phase 2 clinical trial of ELND005 for the treatment of agitation/aggression in patients with mild to severe AD. The objectives of the study are to evaluate the efficacy, safety and tolerability of ELND005 over 12 weeks of treatment in patients with mild to severe AD, who are experiencing at least moderate levels of agitation/aggression. This ongoing clinical study (AG201) is called the “Harmony AD” study and has a projected enrollment of up to 320 subjects. Enrollment is expected to be completed by the first quarter of calendar 2015 with results from the study expected around the middle of calendar 2015. A safety extension study (Study “AG251”) is ongoing and is enrolling subjects who have completed the placebo-controlled “HarmonyAD” study. To date, the large majority of subjects completing the “HarmonyAD” study are participating in the AG251 extension study.

(b) Down Syndrome

On November 20, 2014, Transition announced the results of a clinical study of neuropsychiatric drug candidate ELND005 in young adults with Down syndrome. Transition’s wholly-owned subsidiary, TTIL completed this first study in Down syndrome subjects without dementia to allow optimal dose selection for future larger studies.

The study enrolled 23 Down syndrome subjects in three study arms over a four-week treatment period: placebo, 250 mg once daily; and 250 mg twice daily. At the doses evaluated, ELND005 was determined to have an acceptable safety and tolerability profile and there were no serious adverse events reported in the study. Treatment emergent adverse events were reported in seven of the subjects receiving ELND005 and all were deemed mild in severity. The two ELND005 doses achieved the plasma levels expected in pharmacokinetic modeling and will inform the selection of a higher dose in a larger Phase 2b study in Down syndrome subjects.

The ELND005 technology is claimed in multiple issued patents and pending patent applications in many jurisdictions throughout the world.

TT401/TT402

Development of TT401 and TT402 for Diabetes

Diabetes is a disease in which the body does not produce or properly use insulin. Insulin is a hormone released from islet cells located in the pancreas that is needed to convert sugar, starches and other food into energy needed for daily life. There are two primary forms of diabetes; type 1 diabetes and type 2 diabetes.

Type 2 diabetes usually begins as insulin resistance, a disorder in which the cells do not use insulin properly. As the need for insulin increases, the pancreas gradually loses its ability to produce it. Current treatments for type 2 diabetes include lifestyle changes, oral medications, incretin therapy and insulin therapy. Type 2 diabetes accounts for about 90 – 95% of all diagnosed cases of diabetes.

Clinical Development of TT401

On March 3, 2010, Transition announced that it had acquired the exclusive worldwide rights to develop and potentially commercialize a series of preclinical compounds from Lilly in the area of diabetes. In preclinical diabetes models, these compounds showed potential to provide glycemic control and other beneficial effects including weight loss.

On June 18, 2012, Transition announced the results of the Phase 1 clinical study of type 2 diabetes drug candidate, TT401. The Phase 1, double-blind, placebo-controlled randomized study enrolled 48 non-diabetic obese subjects in six cohorts evaluating six escalating subcutaneous single doses of TT401. TT401 demonstrated an acceptable safety and tolerability profile in non-diabetic obese subjects in the study. TT401 exhibited the expected pharmacological effect on glucose and pharmacodynamic biomarkers at doses that were safe and tolerable. The pharmacokinetic profile, assessed over 28 days, demonstrated a half-life consistent with once-weekly dosing.

On April 30, 2013, Transition announced the results of a five-week proof of concept clinical study of TT401 in type 2 diabetes and obese non-diabetic subjects. The study enrolled diabetic patients at five dosing levels and non-diabetic obese patients at one dose level. All dosing cohorts received five doses over a five week period. Diabetic patients were on stable doses of metformin.

At the end of the treatment period, TT401-treated patients in the 3 highest dose groups experienced statistically significant reductions in mean fasting plasma glucose relative to placebo. Statistically significant mean body weight reduction relative to baseline occurred in the three highest dose groups. A similar reduction in body weight was also observed in the obese non-diabetic cohort. TT401 demonstrated an acceptable safety and tolerability profile at all doses evaluated in diabetic and non-diabetic obese subjects. The most common adverse event noted in the study was decreased appetite. Some subjects in the highest three dose groups experienced mild nausea and vomiting, which are consistent with studies of other GLP-1 agonist drug candidates. The pharmacokinetic profile, assessed over the five week study, demonstrated a half-life consistent with once-weekly dosing.

On June 17, 2013, Lilly exercised its option to assume all development and commercialization rights to type 2 diabetes drug candidate TT401. In conjunction with this assumption of rights, Transition received a $7 million milestone payment. Lilly and Transition have amended their agreement to address future development of TT401 and associated financial arrangements. Lilly has assumed all costs and will perform all future development and commercialization activities of TT401. In May 2014, Transition announced the dosing of the first patient in a Phase 2 clinical study of TT401. The study is expected to enroll up to 375 type 2 diabetes subjects and will be performed by Transition’s development partner Lilly. The objectives of the study will be to evaluate the safety and effectiveness of TT401 compared to once-weekly exenatide extended release and placebo.

Transition contributed payments totaling $14 million to Lilly in three separate installments during the Phase 2 clinical study. The first installment of $6 million was paid in September 2014 when the study achieved 20% patient enrollment. The second installment of $4 million was paid in October 2014 when the study achieved 50% patient enrollment. The third and final installment of $4 million was paid in December 2014. In return, Transition is eligible to receive up to approximately $240 million in additional milestone payments. Transition will also be eligible to receive a double-digit royalty on sales of TT401 products and a low single digit royalty on sales of related compounds.

Corporate Information

Our principal office is located at 101 College Street, Suite 220, Toronto, Ontario, Canada M5G 1L7 and our telephone number at that location is (416) 260-7770.

Additional information about us can be found on our website at www.transitiontherapeutics.com, and in our reports filed with the Securities and Exchange Commission (the “SEC”). Copies of our reports filed with the SEC are available at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and online at www.sec.gov and our website at www.transitiontherapeutics.com. Please note that the information on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common shares offered by us
shares
Offering price per share
$
Over-allotment option
shares
Common shares to be outstanding immediately after this offering shares (or shares if the underwriters exercise in full their over-allotment option to purchase additional shares).
Use of proceeds
We intend to use the net proceeds from this offering for general corporate purposes, including expenditures related to the advancement of our drug candidates though the various clinical trial phases. See “Use of Proceeds” on page S-18 of this prospectus supplement.
Risk factors
You should read the description of risks described in “Risk Factors” beginning on page S-8 of this prospectus supplement or otherwise incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of material risks that prospective purchasers of our common shares should consider.
NASDAQ Global Market Symbol
TTHI
Toronto Stock Exchange Symbol
TTH

The number of our common shares to be outstanding immediately after this offering as shown above is based on 35,316,083 shares outstanding as of December 31, 2014, and excludes, as of that date:

■	2,319,935 common shares issuable upon the exercise of outstanding stock options with a weighted-average exercise price of CAN$3.97 per share;
■	3,852,591 common shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of $6.38 per share; and
■	up to an aggregate of 1,211,673 common shares remaining available for future issuance under our stock option plan.

In addition, the number of our common shares to be outstanding immediately after this offering as shown above does not include up to approximately $25 million of our common shares that remain available for sale under our sales agreement with Cowen and Company, LLC dated January 5, 2015 (the “Sales Agreement”). As of the date of this prospectus supplement, no sales have been made under the Sales Agreement.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their overallotment option and no exercise of outstanding options or warrants.

RISK FACTORS

An investment in the common shares offered hereby involves a high degree of risk. Prospective investors should consider carefully the risks described below and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus (including subsequently filed documents incorporated by reference) before purchasing the common shares offered hereby. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common shares to decline, resulting in a loss of all or part of your investment. It is not possible to predict or identify all risks which could affect the Company’s business. Consequently, we could also be affected by additional factors which are not presently known to us or that we currently consider to be immaterial to our operations.

Risks Related to This Offering and our Common Shares

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively or in ways with which you agree.

We have not designated any portion of the net proceeds from this offering to be used for any particular purpose. Our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our common shares.

Purchasers will experience immediate dilution in the book value per share of the common shares purchased in the offering.

The price per share of our common shares being offered hereby is substantially higher than the net tangible book value per share of our outstanding common shares. After giving effect to the issuance and sale by us of           common shares at the public offering price of $     per share, and the application of the estimated net proceeds therefrom after deducting estimated commissions and estimated offering expenses payable by us, our as-adjusted net tangible book value as of December 31, 2014 would have been $          , or $     per share. This represents an immediate increase in net tangible book value of $     per share to our existing shareholders and an immediate dilution in as-adjusted net tangible book value of $     per share to purchasers of our common shares in this offering.

In addition to this offering, subject to market conditions and other factors and following the expiration or earlier waiver of the lock-up agreement we entered into with the underwriters as described in the section titled “Underwriting,” we may pursue additional equity financings in the future, including future public offerings or future private placements of equity securities and sales of our common shares pursuant to the Sales Agreement. Further, the exercise of outstanding options and warrants could result in further dilution to investors and any additional shares issued in connection with acquisitions will result in dilution to investors. In addition, the market price of our common shares could fall as a result of resales of any of these common shares due to an increased number of shares available for sale in the market.

We do not intend to pay dividends on our common shares for the foreseeable future.

We do not expect for the foreseeable future to pay dividends on our common shares. Any future determination to pay dividends on or repurchase shares of our common shares will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions and applicable law.

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our common shares.

Based on the market price of our common shares, the value of our assets, and the composition of our income and assets, we do not believe we were a passive foreign investment company (“PFIC”) for

U.S. federal income tax purposes for our taxable year ended June 30, 2014. However, the application of the PFIC rules is subject to uncertainty in several respects. In addition, we must make a separate determination after the close of each taxable year as to whether we were a PFIC for that year. Accordingly, we cannot assure you that we will not be a PFIC for the taxable year ending June 30, 2015 or any future taxable year. A non-U.S. corporation will be a PFIC for any taxable year if either (i) at least 75% of its gross income for such year is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our common shares, our PFIC status will depend in large part on the market price of our common shares, which may fluctuate significantly. In addition, changes in the composition of our income or assets may cause us to become a PFIC. If we are a PFIC for any taxable year during which a U.S. Holder (as defined in “Material U.S. Federal Income Tax and Other Income Tax Considerations”) holds a common share, the U.S. Holder will generally be subject to reporting requirements and may incur significantly increased U.S. federal income tax on gain recognized on the sale or other disposition of our common shares and on the receipt of distributions on our common shares to the extent such gain or distribution is treated as an “excess distribution” under U.S. federal income tax laws. Further, if we were a PFIC for any year in which a U.S. Holder held our common shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our common shares. You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of acquiring, holding, and disposing of our common shares if we are or become classified as a PFIC. See “Material U.S. Federal Income Tax and Other Income Tax Considerations” on page S-24 of this prospectus supplement.

The market price of our common shares may experience a high level of volatility due to factors such as the volatility in the market for biotechnology stocks generally, and the short-term effect of a number of possible events.

We operate in the biotechnology sector. As frequently occurs among companies in our sector, the market price for our common shares may experience a high level of volatility. Numerous factors, including many over which we have no control, may have a significant impact on the market price of common shares including, among other things, (i) clinical and regulatory developments regarding our products and product candidates and those of our competitors, (ii) arrangements or strategic partnerships by us, (iii) other announcements by us or our competitors regarding technological, product development, sales or other matters, (iv) patent or other intellectual property achievements or adverse developments, (v) arrivals or departures of key personnel; (vi) government regulatory action affecting our product candidates in the United States, Canada and foreign countries, (vii) actual or anticipated fluctuations in our revenues or expenses, (viii) general market conditions and fluctuations for the emerging growth and biopharmaceutical market sectors, (ix) reports of securities analysts regarding our expected performance, and (x) events related to threatened, new or existing litigation. Listing on the NASDAQ Global Market and the TSX may increase share price volatility due to various factors including, (i) different ability to buy or sell our common shares, (ii) different market conditions in different capital markets; and (iii) different trading volume.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of common shares, regardless of our operating performance. In addition, sales of substantial amounts of common shares in the public market after any offering, or the perception that those sales may occur, could cause the market price of common shares to decline.

Furthermore, shareholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

Risks Related to the Company

We will require significant additional financing and we may not have access to sufficient capital.

We anticipate that we will need additional financing in the future to fund our ongoing research and development programs and for general corporate requirements. We may choose to seek additional funding through public or private offerings, corporate collaborations or partnership arrangements. The amount of financing required will depend on many factors including our financial requirements to fund our research and clinical trials, and our ability to secure partnerships and achieve partnership milestones as well as to fund other working capital requirements. Our ability to access the capital markets or to enlist partners is mainly dependent on the progress of our research and development and regulatory approval of our products. There is no assurance that additional funding will be available on acceptable terms, if at all. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

We have a history of losses, and we have not generated any product revenue to date. We may never achieve or maintain profitability.

Since inception, we have incurred significant losses each year and expect to incur significant operating losses as we continue product research and development and clinical trials. There is no assurance that we will ever successfully commercialize or achieve revenues from sales of our therapeutic products if they are successfully developed or that profitability will ever be achieved or maintained. Even if profitability is achieved, we may not be able to sustain or increase profitability.

We are an early stage development company in an uncertain industry.

We are at an early stage of development. Preclinical and clinical trial work must be completed before our products could be ready for use within the markets we have identified. We may fail to develop any products, to obtain regulatory approvals, to enter clinical trials or to commercialize any products. We do not know whether any of our potential product development efforts will prove to be effective, meet applicable regulatory standards, obtain the requisite regulatory approvals or be capable of being manufactured at a reasonable cost. If our products are approved for sale, there can be no assurance that the products will gain market acceptance among consumers, physicians, patients and others in the medical community. A failure to gain market acceptance may adversely affect our revenues.

We are subject to a strict regulatory environment.

None of our product candidates have received regulatory approval for commercial sale.

Numerous statutes and regulations govern human testing and the manufacture and sale of human therapeutic products in Canada, the United States and other countries where we intend to market our products. Such legislation and regulation bears upon, among other things, the approval of protocols and human testing, the approval of manufacturing facilities, testing procedures and controlled research, review and approval of manufacturing, preclinical and clinical data prior to marketing approval including adherence to Good Manufacturing Practices (“GMP”) during production and storage as well as regulation of marketing activities including advertising and labelling.

The completion of the clinical testing of our product candidates and the obtaining of required approvals are expected to take years and require the expenditure of substantial resources. There can be no assurance that clinical trials will be completed successfully within any specified period of time, if at all. Furthermore, clinical trials may be delayed or suspended at any time by us or by regulatory authorities if it is determined at any time that patients may be or are being exposed to unacceptable health risks, including the risk of death, or that compounds are not manufactured under acceptable GMP conditions or with acceptable quality. Any failure or delay in obtaining regulatory approvals would adversely affect our ability to utilize our technology thereby adversely affecting operations. No assurance can be given that our product candidates or lead compounds will prove to be safe and effective in clinical trials or that they will receive the requisite protocol approval or regulatory approval. Furthermore, no assurance can be given that current regulations relating to regulatory approval will not change or become more stringent. There are no assurances we can scale-up, formulate or manufacture any compound in sufficient quantities with acceptable specifications for the regulatory agencies to grant approval or not require additional changes or additional trials be performed. The agencies may also require additional trials be run in order to provide additional information regarding the safety, efficacy or equivalency of any compound for which we seek regulatory approval. Similar restrictions are imposed in foreign markets other than the United States and Canada. Investors should be aware of the risks, problems, delays, expenses and difficulties which may be encountered by us in light of the extensive regulatory environment in which our business operates.

Even if a product candidate is approved by the Food and Drug Administration (the “FDA”) or any other regulatory authority, we may not obtain approval for an indication whose market is large enough to recoup our investment in that product candidate. We may never obtain the required regulatory approvals for any of our product candidates.

We are faced with uncertainties related to our research.

Our research programs are based on scientific hypotheses and experimental approaches that may not lead to desired results. In addition, the timeframe for obtaining proof of principle and other results may be considerably longer than originally anticipated, or may not be possible given time, resource, financial, strategic and collaborator scientific constraints. Success in one stage of testing is not necessarily an indication that the particular program will succeed in later stages of testing and development. It is not possible to predict, based upon studies in in-vitro models and in animals, whether any of the compounds made for these programs will prove to be safe, effective, and suitable for human use. Each compound will require additional research and development, scale-up, formulation and extensive clinical testing in humans. Decisions regarding future development activities may be based on results from completed studies or interim results from on-going studies or projections derived from interim or administrative analyses of studies not yet completed. Development of these compounds will require investigations into the mechanism of action of the molecules as these are not fully understood. Unsatisfactory results obtained from a particular study relating to a program may cause us to abandon our commitment to that program or to the lead compound or product candidate being tested. The discovery of unexpected toxicities, lack of sufficient efficacy, poor physiochemical properties, unacceptable ADME (absorption, distribution, metabolism and excretion) and DMPK (drug metabolism and pharmacokinetics), pharmacology, inability to increase scale of manufacture, market attractiveness, regulatory hurdles, competition, as well as other factors, may make our targets, lead compounds or product candidates unattractive or unsuitable for human use, and we may abandon our commitment to that program, target, lead compound or product candidate. In addition, preliminary results seen in animal and/or limited human testing may not be substantiated in larger controlled clinical trials.

If difficulties are encountered enrolling patients in our clinical trials, our trials could be delayed or otherwise adversely affected.

Clinical trials for our product candidates require that we identify and enroll a large number of patients with the disorder under investigation. We may not be able to enroll a sufficient number of patients to complete our clinical trials in a timely manner. Patient enrolment is a function of many factors including, but not limited to, design of the study protocol, size of the patient population, eligibility criteria for the study, the perceived risks and benefits of the therapy under study, the patient referral practices of physicians and the availability of clinical trial sites. If we have difficulty enrolling a sufficient number of patients to conduct our clinical trials as planned, it may need to delay or terminate ongoing clinical trials.

Even if regulatory approvals are obtained for our product candidates, we will be subject to ongoing government regulation.

Even if regulatory authorities approve any of our human therapeutic product candidates, the manufacture, marketing and sale of such products will be subject to strict and ongoing regulation.

Compliance with such regulation may be expensive and consume substantial financial and management resources. If we, or any future marketing collaborators or contract manufacturers, fail to comply with applicable regulatory requirements, we may be subject to sanctions including fines, product recalls or seizures, injunctions, total or partial suspension of production, civil penalties, withdrawal of regulatory approvals and criminal prosecution. Any of these sanctions could delay or prevent the promotion, marketing or sale of our products.

We may not achieve our projected development goals in the time frames announced and expected.

We set goals for and make public statements regarding the timing of the accomplishment of objectives material to our success, such as the commencement and completion of clinical trials, anticipated regulatory submission and approval dates and time of product launch. The actual timing of these events can vary dramatically due to factors such as delays or failures in our clinical trials, the uncertainties inherent in the regulatory approval process and delays in achieving manufacturing or marketing arrangements sufficient to commercialize our products.

There can be no assurance that our clinical trials will be completed, that we will make regulatory submissions or receive regulatory approvals as planned. If we fail to achieve one or more of these milestones as planned, the price of our common shares would likely decline.

If we fail to obtain acceptable prices or adequate reimbursement for our human therapeutic products, our ability to generate revenues will be diminished.

Our ability to successfully commercialize our human therapeutic products will depend significantly on our ability to obtain acceptable prices and the availability of reimbursement to the patient from third-party payers, such as government and private insurance plans. While we have not commenced discussions with any such parties, these third-party payers frequently require companies to provide predetermined discounts from list prices, and they are increasingly challenging the prices charged for pharmaceuticals and other medical products. Our human therapeutic products may not be considered cost-effective, and reimbursement to the patient may not be available or sufficient to allow us to sell our products on a competitive basis. We may not be able to negotiate favorable reimbursement rates for our human therapeutic products.

In addition, the continuing efforts of third-party payers to contain or reduce the costs of healthcare through various means may limit our commercial opportunity and reduce any associated revenue and profits. We expect proposals to implement similar government control to continue. In addition, increasing emphasis on managed care will continue to put pressure on the pricing of pharmaceutical and biopharmaceutical products. Cost control initiatives could decrease the price that we or any current or potential collaborators could receive for any of our human therapeutic products and could adversely affect our profitability. In addition, in Canada and in many other countries, pricing and/or profitability of some or all prescription pharmaceuticals and biopharmaceuticals are subject to government control.

If we fail to obtain acceptable prices or an adequate level of reimbursement for our products, the sales of our products would be adversely affected or there may be no commercially viable market for our products.

We may not obtain adequate protection for our products through our intellectual property.

Our success depends, in large part, on our ability to protect our competitive position through patents, trade secrets, trademarks and other intellectual property rights. The patent positions of pharmaceutical and biopharmaceutical firms, including us, are uncertain and involve complex questions of law and fact for which important legal issues remain unresolved. The patents issued or to be issued to us may not provide us with any competitive advantage. Our patents may be challenged by third parties in patent litigation, which is becoming widespread in the biopharmaceutical industry. In addition, it is possible that third parties with products that are very similar to ours will circumvent our patents by means of alternate designs or processes. We may have to rely on method of use protection for our compounds in development and any resulting products, which may not confer the same protection as compounds per se. We may be required to disclaim part of the term of certain patents.

There may be prior applications of which we are not aware that may affect the validity or enforceability of a patent claim. There also may be prior applications which are not viewed by us as affecting the validity or enforceability of a claim, but which may, nonetheless ultimately be found to affect the validity or enforceability of a claim. No assurance can be given that our patents would, if challenged, be held by a court to be valid or enforceable or that a competitor’s technology or product would be found by a court to infringe our patents. Applications for patents and trademarks in Canada, the United States and in foreign markets have been filed and are being actively pursued by us. Pending patent applications may not result in the issuance of patents, and we may not develop additional proprietary products which are patentable.

Patent applications relating to or affecting our business have been filed by a number of pharmaceutical and biopharmaceutical companies and academic institutions. A number of the technologies in these applications or patents may conflict with our technologies, patents or patent applications, and such conflict could reduce the scope of patent protection which we could otherwise obtain. We could become involved in interference proceedings in the United States in connection with one or more of our patents or patent applications to determine priority of invention. Our granted patents could also be challenged and revoked in opposition proceedings in certain countries outside the United States.

In addition to patents, we rely on trade secrets and proprietary know-how to protect our intellectual property. We generally require our employees, consultants, outside scientific collaborators and sponsored researchers and other advisors to enter into confidentiality agreements. These agreements provide that all confidential information developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of our employees, the agreements provide that all of the technology which is conceived by the individual during the course of employment is our exclusive property. These agreements may not provide meaningful protection or adequate remedies in the event of unauthorized use or disclosure of our proprietary information. In addition, it is possible that third parties could independently develop proprietary information and techniques substantially similar to ours or otherwise gain access to our trade secrets.

We currently have the right to use certain technology under license agreements with third parties. Our failure to comply with the requirements of material license agreements could result in the termination of such agreements, which could cause us to terminate the related development program and cause a complete loss of our investment in that program.

As a result of the foregoing factors, we may not be able to rely on our intellectual property to protect our products in the marketplace.

We may infringe the intellectual property rights of others.

Our commercial success depends significantly on our ability to operate without infringing the patents and other intellectual property rights of third parties. There could be issued patents of which we are not aware that our products infringe or patents, that we believe it does not infringe, but that it may ultimately be found to infringe. Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our products infringe.

The biopharmaceutical industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. We are aware of, and have reviewed, third party patents relating to the treatment of AD, diabetes and other relevant indication areas. In the event of infringement or violation of another party’s patent, we may not be able to enter into licensing arrangements or make other arrangements at a reasonable cost. Any inability to secure licenses or alternative technology could result in delays in the introduction of our products or lead to prohibition of the manufacture or sale of the products.

Patent litigation is costly and time consuming and may subject us to liabilities.

Our involvement in any patent litigation, interference, opposition or other administrative proceedings will likely cause us to incur substantial expenses, and the efforts of our technical and management personnel will be significantly diverted. In addition, an adverse determination in litigation could subject us to significant liabilities.

We operate in a fiercely competitive business environment.

The biopharmaceutical industry is highly competitive. Competition comes from healthcare companies, pharmaceutical companies, large and small biotech companies, specialty pharmaceutical companies, universities, government agencies and other public and private companies. Research and development by others may render our technology or products non-competitive or obsolete or may result in the production of treatments or cures superior to any therapy we are developing or will develop. In addition, failure, unacceptable toxicity, lack of sales or disappointing sales or other issues regarding competitors’ products or processes could have a material adverse effect on our product candidates, including our clinical candidates or our lead compounds.

We are highly dependent on third parties.

We are or may in the future be dependent on third parties for certain raw materials, product manufacture, marketing and distribution and, like other biotechnology and pharmaceutical companies, upon medical institutions to conduct clinical testing of our potential products. Although we do not anticipate any difficulty in obtaining any such materials and services, no assurance can be given that we will be able to obtain such materials and services.

We are subject to intense competition for our skilled personnel, and the loss of key personnel or the inability to attract additional personnel could impair our ability to conduct our operations.

We are highly dependent on our management and our clinical, regulatory and scientific staff, the loss of whose services might adversely impact our ability to achieve our objectives. Recruiting and retaining qualified management and clinical, scientific and regulatory personnel is critical to our success. Competition for skilled personnel is intense, and our ability to attract and retain qualified personnel may be affected by such competition.

Our business involves the use of hazardous materials which requires us to comply with environmental regulation.

Our discovery and development processes involve the controlled use of hazardous materials. We are subject to federal, provincial and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result, and any such liability could exceed our resources. We may not be adequately insured against this type of liability. We may be required to incur significant costs to comply with environmental laws and regulations in the future, and our operations, business or assets may be materially adversely affected by current or future environmental laws or regulations.

Legislative actions, potential new accounting pronouncements and higher insurance costs are likely to impact our future financial position or results of operations.

Compliance with changing regulations regarding corporate governance and public disclosure, notably with respect to internal controls over financial reporting, may result in additional expenses. Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for companies such as ours, and insurance costs are increasing as a result of this uncertainty.

Future healthcare reforms may produce adverse consequences.

Healthcare reform and controls on healthcare spending may limit the price we can charge for any products and the amounts thereof that we can sell. In particular, in the United States, the federal government and private insurers have considered ways to change, and have changed, the manner in which healthcare services are provided. Potential approaches and changes in recent years include controls on healthcare spending and the creation of large purchasing groups. In the future, the U.S. government may institute further controls and different reimbursement schemes and limits on Medicare and Medicaid spending or reimbursement. These controls, reimbursement schemes and limits might affect the payments we could collect from sales of any of our products in the United States. Uncertainties regarding future health care reform and private market practices could adversely affect our ability to sell any products profitably in the United States. Election of new or different political or government officials in large market countries could lead to dramatic changes in pricing, regulatory approval legislation and reimbursement which could have material impact on product approvals and commercialization.

We face an unproven market for our future products.

We believe that there will be many different applications for products successfully derived from our technologies and that the anticipated market for products under development will continue to expand. No assurance, however, can be given that these beliefs will prove to be correct due to competition from existing or new products and the yet to be established commercial viability of our products. Physicians, patients, formularies, third party payers or the medical community in general may not accept or utilize any products that we or our collaborative partners may develop.

We may be faced with future lawsuits related to secondary market liability.

Securities legislation in Canada has recently changed to make it easier for shareholders to sue. These changes could lead to frivolous law suits which could take substantial time, money, resources and attention or force us to settle such claims rather than seek adequate judicial remedy or dismissal of such claims.

We may encounter unforeseen emergency situations and information technology breaches.

Despite the implementation of security measures, any of our, our collaborators’ or our third party service providers’ internal computer systems are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failure. Any resulting system failure, accident or security breach could result in a material disruption of our operations. Likewise, data privacy or security breaches by employees and others with permitted access to our systems, including in some cases third-party service providers to which we may outsource certain business functions, may pose a risk that sensitive data, including intellectual property or personal information, may be exposed to unauthorized persons or to the public. While we have invested in the protection of data and information technology, there can be no assurance that our efforts will prevent service interruptions, or identify breaches in our systems, that could adversely affect our business and/or result in the loss of critical or sensitive information, which could result in financial, legal, business or reputational harm to us.

Our technologies may become obsolete.

The pharmaceutical industry is characterized by rapidly changing markets, technology, emerging industry standards and frequent introduction of new products. The introduction of new products embodying new technologies, including new manufacturing processes, and the emergence of new industry standards may render our technologies obsolete, less competitive or less marketable.

Our product candidates may cause undesirable serious adverse events during clinical trials that could delay or prevent their regulatory authorization, approval or other permission to conduct further testing or commence commercialization.

Our product candidates in clinical development, including ELND005 can potentially cause adverse events. Most recently, together with our collaborator, Elan, we completed a Phase 2 study that evaluated three dose groups of ELND005 and a placebo group in mild to moderate AD patients. The study included four treatment arms: placebo, 250mg bid, 1000mg bid and 2000mg bid. The two high dose ELND005 groups were electively discontinued in 2009 by the companies due to an observed imbalance of serious adverse events, including deaths. No causal relationship could be determined between these higher doses and the events.

Of the 351 subjects who received study drug, a total of 171 subjects received either 250mg bid or placebo, the rest were in the two discontinued high dose groups. The overall incidence of adverse events in the 250mg bid and placebo groups was 87.5% versus 91.6%; and the incidence of withdrawals due to adverse events was 10.2% versus 9.6%, respectively. The incidence of serious adverse events in the 250mg bid and placebo groups was 21.6% versus 13.3%, but the incidence of serious adverse events that were considered drug related was 2.3% and 2.4%, respectively. The total number of deaths in the study was five and four in the 1000mg bid and 2000mg bid dose groups versus one and zero in the 250mg bid and placebo groups, respectively. These deaths occurred between August 2008 and November 2009. The study’s independent safety monitoring committee reviewed the final safety results and continued to conclude that a causal relationship between the deaths and drug could not be determined.

The most common adverse events in the 250mg bid group that were >5% in incidence and double the placebo rate were: falls (12.5% vs. placebo 6%), depression (11.4% vs. placebo 4.8%), and confusional state (8% vs. placebo 3.6%). Because our product candidates have been tested in relatively small patient populations and for limited durations, additional adverse events may be observed as their development progresses.

Adverse events caused by any of our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in the denial of regulatory approval by the FDA or other non-U.S. regulatory authorities for any or all targeted indications. This, in turn, could prevent the commercialization of our product candidates and the generation of revenues from their sale. In addition, if our product candidates receive authorization, marketing approval or other permission and we or others later identify adverse events caused by the product, the material adverse consequences that may arise, include, but are not limited to:

■	regulatory authorities may withdraw their authorization, approval, or other permission to test or market the candidate product;
■	we may be required to recall the product, change the way the product is administered, conduct additional clinical trials or change the labeling of the product;
■	a product may become less competitive and product sales may decrease; or
■	our reputation may suffer.

Any one or a combination of these events could prevent us from achieving or maintaining market acceptance or could substantially increase the costs and expenses of commercializing the product candidate, which in turn could delay or prevent us from generating significant revenues from the sale of such products.

We may be subject to costly product liability claims and may not have adequate insurance.

The conduct of clinical trials in humans involves the potential risk that the use of our product candidates will result in adverse effects. We currently maintain product liability insurance for our clinical trials; however, such liability insurance may not be adequate to fully cover any liabilities that arise from clinical trials of our product candidates. We may not have sufficient resources to pay for any liabilities resulting from a claim excluded from, or beyond the limit of, our insurance coverage.

Adverse capital and credit market conditions could affect our liquidity.

Adverse capital and credit market conditions could affect our ability to meet liquidity needs, as well as our access to capital and cost of capital. The capital and credit markets have experienced extreme volatility and disruption in recent years. Our results of operations, financial condition, cash flows and capital position could be materially adversely affected by continued disruptions in the capital and credit markets.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of our common shares offered hereby will be approximately $     million, or approximately $     million if the underwriters exercise their over-allotment option in full, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, including expenditures related to the advancement of our drug candidates through the various clinical trial phases.

CAPITALIZATION

Except as noted below, the following table sets forth our capitalization as of December 31, 2014 on:

■	an actual basis; and
■	an as-adjusted basis to give effect to the sale of common shares in this offering, after deducting underwriting discount and offering expenses payable by us and assuming no exercise of the underwriters’ over-allotment option.

This table should be read in conjunction with our financial statements and the notes to those financial statements that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2014
	Actual(1)	As Adjusted(1)
	(In US$)
Long-term liabilities, excluding current liabilities	$3,943,535	$
Equity attributable to owners of the Company
Share capital(2)	$178,794,291	$
Warrants	4,462,027
Contributed surplus	12,730,128
Share-based payment reserve	3,803,963
Accumulated other comprehensive income	(13,488)
Deficit	(175,606,098)
Total equity	$24,170,823
Total capitalization	$28,114,358	$

(1)	Based on an exchange rate of CAN$1 to US$0.862.
(2)	Share capital is based on 35,316,083 common shares outstanding as of December 31, 2014 and excludes, as of December 31, 2014, (1) 2,319,935 common shares issuable upon the exercise of outstanding stock options, having a weighted average exercise price of CAN$3.97 per share, (2) 3,852,591 common shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of US$6.38 per share, and (3) up to an aggregate of 1,211,673 common shares remaining available for future issuance under our stock option plan. As adjusted share capital assumes no exercise of the underwriters’ over-allotment option.

PRICE RANGE OF COMMON SHARES

Our common shares are listed on the NASDAQ Global Market under the symbol “TTHI” and on the Toronto Stock Exchange (the “TSX”) under the symbol “TTH.” The following table sets forth, for the periods indicated, the high and low sales prices of our common shares on the NASDAQ Global Market (in US$) and the TSX (in CAN$).

	NASDAQ Global Market		TSX
	High	Low	High	Low
Yearly Highs and Lows for the Year Ending June 30,
2014	8.22	2.81	9.25	2.62
2013	3.84	1.78	3.85	1.74
2012	3.23	1.15	3.00	1.19
2011	5.49	1.81	5.28	1.82
2010	9.00	2.25	9.77	2.36
Quarterly Highs and Lows
2013
First Quarter (July – September 2012)	2.74	1.78	2.75	1.82
Second Quarter (October – December 2012)	2.56	1.96	2.50	1.74
Third Quarter (January – March 2013)	2.52	1.9	2.50	1.97
Fourth Quarter (April – June 2013)	3.84	1.92	3.85	1.95
2014
First Quarter (July – September 2013)	4.99	2.81	4.98	2.62
Second Quarter (October – December 2013)	5.91	4.00	6.77	4.16
Third Quarter (January – March 2014)	8.16	5.67	9.25	6.00
Fourth Quarter (April – June 2014)	8.22	4.36	9.00	4.80
2015
First Quarter (July – September 2014)	7.50	5.53	8.15	6.00
Second Quarter (October – December 2014)	6.94	6.05	8.08	6.10
Third Quarter (January – February 10, 2015)	7.25	6.34	9.47	7.30
Monthly Highs and Lows
August 2014	7.50	5.53	8.15	6.00
September 2014	7.50	6.63	8.15	7.01
October 2014	6.94	6.05	7.70	6.10
November 2014	6.61	6.06	7.29	6.77
December 2014	6.89	6.21	8.08	7.09
January 2015	7.25	6.34	8.92	7.30

EXCHANGE RATES

The following table sets forth, for each period indicated, the high and low exchange rates for Canadian dollars expressed in United States dollars, the exchange rate at the end of such period and the average of such exchange rates on the last day of each month during such period, based on the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. The source of the exchange rate data is the H.10 statistical release of the Federal Reserve Board. The exchange rates set forth below demonstrate trends in exchange rates, but the actual exchange rates used throughout this prospectus and the documents incorporated into this prospectus may vary.

	Exchange Rate
	Period End	High	Average(1)	Low
Last Two Fiscal Years
Fiscal Year Ended June 30, 2013	0.9512	1.03	0.9920	0.9495
Fiscal Year Ended June 30, 2014	0.9367	0.9769	0.9336	0.8888

Note:

(1)	For the years indicated, the average exchange rates are determined by averaging the exchange rates on the last business day of each month during the relevant period.

The following table sets forth, for each of the last six months, the high and low exchange rates for Canadian dollars expressed in United States dollars, based on the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. The source of the exchange rate is the H.10 statistical release of the Federal Reserve Board.

	August 2014	September 2014	October 2014	November 2014	December 2014	January 2015
High	0.9211	0.9206	0.8981	0.8900	0.8816	0.8529
Low	0.9106	0.8923	0.8857	0.8752	0.8588	0.7864
Rate at end of period	0.9210	0.8923	0.8872	0.8752	0.8620	0.7864

On February 6, 2015, the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York was CAN$1.00 = US$0.7985.

DILUTION

If you invest in our common shares, your interest will be diluted immediately to the extent of the difference between the public offering price per share and the adjusted net tangible book value per share of our common shares after this offering.

The net tangible book value of our common shares as of December 31, 2014 was $17,529,486, or $0.50 per share. Net tangible book value per share represents the amount of our total tangible assets, excluding intangible assets, less total liabilities, divided by the total number of our common shares outstanding. Dilution per share to investors purchasing our common shares in this offering represents the difference between the amount per share paid by purchasers for each common share in this offering and the as adjusted net tangible book value per share of our common shares immediately following the completion of this offering.

After giving effect to the issuance and sale by us of           common shares at the public offering price of $     per share, and the application of the estimated net proceeds therefrom after deducting underwriting discount and estimated offering expenses payable by us, our as-adjusted net tangible book value as of December 31, 2014 would have been $          , or $     per share. This represents an immediate increase in net tangible book value of $     per share to our existing shareholders and an immediate dilution in as-adjusted net tangible book value of $     per share to purchasers of our common shares in this offering. The following table illustrates this dilution on a per share basis.

Public offering price per share		$
Net tangible book value per share as of December 31, 2014(1)	$0.50
Increase per share attributable to this offering
As-adjusted net tangible book value per shares after this offering
Dilution per share to investors purchasing our common shares in this offering(2)		$

(1)	Based on an exchange rate of CAN$1 to US$0.862.
(2)	Calculated as the difference between the public offering price per share and the as-adjusted net tangible book value per share after this offering.

In addition, the number of our common shares to be outstanding immediately after this offering as shown above does not include up to approximately $25 million of our common shares that remain available for sale under the Sales Agreement.

To the extent that outstanding options or warrants are exercised or other shares issued, including sales of our common shares pursuant to the Sales Agreement following the expiration or waiver of the lock-up agreement we entered into with the underwriters as described in the section entitled “Underwriting,” investors purchasing our common shares in this offering may experience further dilution.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

DESCRIPTION OF SHARE CAPITAL

Authorized Capital

Our authorized share capital consists of an unlimited number of common shares with no par value. As of December 31, 2014, there were 35,316,083 common shares outstanding and fully paid.

Below is a table showing a reconciliation of the number of common shares outstanding on the opening date of fiscal year 2014 to the number of common shares outstanding as of June 30, 2014 and as of December 31, 2014:

Number of common shares as of the opening date of the fiscal year 2014 (July 1, 2013)	26,930,634
Issuance of common shares during Q1 2014	2,688,822
Issuance of common shares during Q2 2014	65,085
Issuance of common shares during Q3 2014	2,320,252
Issuance of common shares during Q4 2014	3,299,120
Number of common shares as of June 30, 2014	35,303,913
Issuance of common shares during Q1 2015	2,270
Issuance of common shares during Q2 2015	9,900
Number of common shares as of December 31, 2014	35,316,083

Common shares

Each common share entitles the holder to receive notice of and to attend all meetings of shareholders and vote at such meetings. Holders of common shares are entitled to one vote in respect of each share held at all meetings of shareholders. Holders of common shares are entitled to receive dividends if, as and when declared by the board of directors of the company. In the event of the liquidation, dissolution or winding up of the company, after payment of all outstanding debts and liabilities, the holders of common shares are entitled to receive, pro rata, the company’s remaining assets. Holders of common shares have no pre-emptive, subscription or redemption rights.

Exchange Controls

There are currently no limitations imposed by Canadian federal or provincial laws on the rights of non-resident or foreign owners of our securities to hold or vote the securities held. There are also no such limitations imposed by our articles and by-laws with respect to our common shares.

Dividend Policy

We have not declared any dividends to date and do not currently anticipate paying any dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our need to finance growth, our financial condition, results of operations, capital requirements and other factors which the board of directors may consider appropriate in the circumstances.

MATERIAL U.S. FEDERAL INCOME TAX AND OTHER INCOME TAX CONSIDERATIONS

United States Federal Income Taxation

The following discussion is a summary of the material U.S. federal income tax consequences relating to the acquisition, ownership and disposition of our common shares acquired pursuant to this offering. Except where otherwise stated, this discussion only applies to “U.S. Holders” (as defined below) who hold our common shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that we are not a “controlled foreign corporation” for U.S. federal income tax purposes. This discussion is intended for general information only and does not discuss all of the tax consequences that may be relevant to the particular circumstances of a U.S. Holder. Furthermore, the discussion does not address special situations that may apply to particular U.S. Holders including, but not limited to, holders subject to the U.S. federal alternative minimum tax, U.S. expatriates or former U.S. citizens, tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, dealers in securities, private foundations, traders in securities who elect to apply a mark-to-market method of accounting, financial institutions, banks, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, partnerships or other pass-through entities, holders who own (directly, indirectly or by attribution) 10 per cent or more of the total combined voting power of all classes of our stock entitled to vote, holders who acquire their common shares pursuant to any employee share option or otherwise as compensation, holders whose “functional currency” is not the U.S. dollar or persons who hold our common shares in connection with a “straddle”, “hedging”, “conversion”, “constructive sale”, or other risk reduction transaction. This discussion does not address the tax consequences to U.S. Holders of our common shares under any state, local, foreign and other tax laws and does not address U.S. federal estate and gift tax, or any other aspect of U.S. federal tax law other than income taxation.

The U.S. federal income tax consequences set forth below are based upon the Code, existing and proposed Treasury regulations promulgated thereunder, court decisions, revenue rulings and other administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof and all of which are subject to change or changes in interpretation. Prospective investors should particularly note that any such change or changes in interpretation could have retroactive effect so as to result in U.S. federal income tax consequences different from those discussed below. No advance income tax ruling has been or will be sought or obtained from the IRS with respect to the tax consequences described below and, as a result, there can be no assurance that the IRS or a court will not take a contrary position.

As used herein, the term “U.S. Holder” means a beneficial owner of our common shares that is for U.S. federal income tax purposes:

■	an individual who is a citizen or resident of the United States;
■	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
■	an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or
■	a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (b) the trust has validly made an election to be treated as a U.S. person under the applicable Treasury regulations.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is the holder of our common shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the status and activities of the partnership. A holder of common shares that is a partnership and partners in such partnership should consult their own tax advisors regarding the U.S. federal income tax consequences of acquiring, holding and disposing of our common shares.

Prospective investors are urged to consult their own tax advisors with respect to the particular tax consequences to them of the purchase, ownership and disposition of our common shares, including the tax consequences under any state, local, foreign and other tax laws.

Distributions

Subject to the discussion below under “Passive Foreign Investment Company Rules”, the gross amount of any distribution received by a U.S. Holder with respect to our common shares (including amounts withheld to pay Canadian withholding taxes) will be included in the gross income of such U.S. Holder as a dividend to the extent attributable to our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s adjusted tax basis in its common shares, causing a reduction in the adjusted basis of such common shares. To the extent that such distribution exceeds a U.S. Holder’s adjusted tax basis in its common shares, the distribution will be treated as gain from the sale or exchange of such common shares. A non-corporate U.S. Holder will be subject to tax on dividend income from a “qualified foreign corporation” at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a “qualified foreign corporation” (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. Provided that we are not treated as a passive foreign investment company, as described below, we believe that we are a “qualified foreign corporation,” and therefore distributions, if any, to non-corporate U.S. Holders (including individuals) that are treated as dividends should qualify for a reduced rate of tax. If we are a passive foreign investment company under the rules discussed below, distributions treated as dividends will be taxable at the higher ordinary income tax rates. Dividends on our common shares paid to corporate shareholders will not be eligible for the dividends received deduction allowed with respect to dividends from domestic corporations under the Code.

Generally, the amount of any dividend paid in Canadian dollars (including amounts withheld to pay Canadian withholding taxes) will equal the U.S. dollar value of the Canadian dollars calculated by reference to the spot rate in effect on the date the dividend is received by the U.S. Holder, regardless of whether the Canadian dollars are converted into U.S. dollars. If the Canadian dollars received as a dividend are converted into U.S. dollars on the date of receipt, the U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Canadian dollars received as a dividend are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Canadian dollars by a U.S. Holder will be treated as U.S.-source ordinary income or loss.

A U.S. Holder may be entitled to deduct or credit the amount of Canadian withholding tax imposed on dividends paid to such U.S. Holder, subject to applicable limitations in the Code. For purposes of calculating the foreign tax credit, dividends paid on our common shares generally will be treated as income from foreign sources and generally will constitute “passive category income.” The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. U.S. Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit in their particular circumstances.

Sale, Exchange or Other Taxable Disposition

A U.S. Holder will recognize gain or loss on the sale, exchange or other taxable disposition of our common shares in an amount equal to the difference between the amount realized for our common shares and the U.S. Holder’s adjusted tax basis in our common shares. Subject to the discussion below under “Passive Foreign Investment Company Rules,” the gain or loss will generally be capital gain or loss. Capital gains of non-corporate U.S. Holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any capital gain or loss recognized by a U.S. Holder generally will be treated as U.S.-source gain or loss for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Rules

Generally adverse U.S. federal income tax rules apply to U.S. Holders owning shares of a passive foreign investment company (a “PFIC”). A non-U.S. corporation, such as our company, generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either at least 75% of its gross income is “passive income” (the “income test”) or, determined on the basis of a quarterly average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”). For this purpose, passive income generally includes, among other things, dividends, interest, certain rents and royalties, certain gains from the sales of commodities, and gains from the disposition of passive assets. For this purpose, a corporation is treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock.

Based on the market price of our common shares and the composition of our income and assets, we do not believe we were a PFIC for our taxable year ended June 30, 2014. We do not expect to be a PFIC for the current year or for subsequent taxable years. However, because the PFIC determination is made annually at the close of the taxable year in question on the basis of facts and circumstances that may be beyond our control and because the principles and methodology for applying the PFIC tests are not entirely clear, there can be no assurance that we will not be a PFIC in the current or subsequent taxable years.

If we were a PFIC in any taxable year during a U.S. Holder’s holding period for our common shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder generally would be subject to special rules that have a penalizing effect, regardless of whether we remain a PFIC, with respect to “excess distributions” made by us on our common shares and with respect to gain from the sale, exchange or disposition of our common shares. An “excess distribution” generally is defined as the excess of distributions with respect to the common shares received by a U.S. Holder in any taxable year over 125% of the average annual distributions the U.S. Holder has received from us during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the common shares. Generally, a U.S. Holder would be required to allocate any excess distribution or gain from the sale, exchange or disposition of our common shares ratably over its holding period for the common shares. The amounts allocated to the taxable year of the sale, exchange or disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for such other taxable year, and an interest charge would be imposed on the amount allocated to such other taxable year. These rules would apply to a U.S. Holder that held our common shares during any year in which we were a PFIC, even if we were not a PFIC in the year in which the U.S. Holder sold our common shares or received an excess distribution in respect of its common shares. If we are a PFIC for any taxable year during which a U.S. Holder holds our common shares and any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, if we were a PFIC in any taxable year, then, provided certain requirements were met, a U.S. Holder might be able to make a “mark-to-market” election to avoid certain of the tax consequences referred to above. A U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is “regularly traded” within the meaning of applicable United States Treasury regulations. For those purposes, our shares will be treated as marketable stock based upon their listing on the NASDAQ Global Market. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of our common shares held at the end of the taxable year over the adjusted tax basis of our common shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the common shares over the fair market value of such common shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the common shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our common shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election. Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

If a non-U.S. corporation is a PFIC, a U.S. Holder of shares in that corporation may also avoid taxation under the rules described above by making a “qualified electing fund” election to include its share of the corporation’s income in the U.S. Holder’s income on a current basis, but only by complying with all of the requirements applicable to such an election. A “qualified electing fund” election would not be available to U.S. Holders, because we do not intend to provide the necessary information to allow U.S. Holders to make such an election for any tax year in which we are a PFIC.

If we were to be a PFIC in any taxable year, special IRS reporting requirements would apply to a U.S. Holder in respect of its common shares pursuant to which such holder must generally file an annual IRS Form 8621 or such other form as required by the United States Treasury Department.

U.S. Holders are urged to consult their own tax advisors regarding the tax consequences and reporting obligations that would arise if we were treated as a PFIC for any year as well as the availability of any elections to mitigate the adverse tax consequences to a U.S. Holder if we were to be a PFIC.

Information Reporting and Backup Withholding

Information reporting requirements will apply to the payment of dividends on our common shares or the proceeds received on the sale, exchange, or other taxable disposition of common shares paid within the U.S. (and in certain cases, outside the U.S.) to U.S. Holders other than certain exempt recipients (such as corporations). In addition, a backup withholding tax may apply to such amounts if the U.S. Holder fails to timely provide an accurate taxpayer identification number, or is notified by the IRS that it has failed to report dividends or interest required to be shown on its U.S. federal income tax returns. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder generally will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, and may entitle the U.S. Holder to a refund, provided that the required information is provided to the IRS in a timely manner.

Additional Tax on Net Investment Income

Noncorporate U.S. Holders (including individuals, estates or trusts) are subject to a 3.8% Medicare tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s “modified adjusted gross income” for the taxable year over a certain threshold. A U.S. Holder’s net investment income will generally include, among other things, any dividends paid in respect of our common shares and any capital gain from the sale or other taxable disposition of our common shares. Noncorporate U.S. Holders are urged to consult their tax advisors regarding the applicability of the Medicare tax to them.

Information Reporting with Respect to Foreign Financial Assets

U.S. Individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year (or $75,000 at any time during the taxable year) are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons; (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties; and (iii) interests in foreign entities. Under these rules, our common shares may be treated as “specified foreign financial assets”. U.S. Holders are urged to consult their own tax advisors regarding the possible implications of the reporting rules described above.

The above summary is not intended to constitute a complete analysis of all tax consequences relating to the purchase, ownership and disposition of our common shares. Each prospective investor should consult with its own tax advisor concerning the tax consequences with regard to its particular circumstances.

Certain Canadian Federal Income Tax Considerations For United States Residents

The following is a summary of the principal Canadian federal income tax considerations generally applicable to the holding and disposition of our common shares acquired pursuant to this prospectus supplement by a holder who, at all relevant times, (a) for the purposes of the Income Tax Act (Canada) (the “Tax Act”), (i) is not resident, or deemed to be resident, in Canada, (ii) deals at arm’s length with us, and is not affiliated with us, (iii) holds our common shares as capital property, (iv) does not use or hold the common shares in the course of carrying on, or otherwise in connection with, a business carried on or deemed to be carried on in Canada and (v) does not carry on an insurance business in Canada and elsewhere, and (b) for the purposes of the Canada-United States Income Tax Convention (the “Convention”), is a resident of the United States, has never been a resident of Canada, does not have and has not had, at any time, a permanent establishment or fixed base in Canada, and who otherwise qualifies for the full benefits of the Convention.

Our common shares will generally be considered to be capital property to a holder unless such common shares are held in the course of carrying on a business of buying or selling securities, or as part of an adventure or concern in the nature of trade. Holders who meet all the criteria in clauses (a) and (b) are referred to herein as a “U.S. Shareholder” or “U.S. Shareholders”. This summary does not deal with special situations, such as the particular circumstances of traders or dealers, United States limited liability companies (which may not be considered to be a resident of the United States for the purposes of the Convention), tax exempt entities, insurers or financial institutions. Such holders and other holders who do not meet the criteria in clauses (a) and (b) should consult their own tax advisers.

This summary is based upon the current provisions of the Tax Act, the regulations thereunder in force at the date hereof (“Regulations”), all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, the current provisions of the Convention and our understanding of the administrative and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practices, whether by legislative, governmental or judicial decision or action, nor does it take into account tax laws of any province or territory of Canada or of any other jurisdiction outside Canada, which may differ from those discussed in this summary.

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of our common shares must be expressed in Canadian dollars. Amounts denominated in United States currency generally must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon on the relevant day, or such other rate of exchange as is acceptable to the Canada Revenue Agency.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Shareholder and no representation with respect to the Canadian federal income tax consequences to any particular U.S. Shareholder or prospective U.S. Shareholder is made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers should consult with their own tax advisors for advice with respect to their own particular circumstances.

Dividends

Amounts paid or credited or deemed to be paid or credited as, on account or in lieu of payment, or in satisfaction of, dividends on our common shares to a U.S. Shareholder will be subject to Canadian withholding tax. Under the Convention, the rate of Canadian withholding tax on dividends paid or credited by us to a U.S. Shareholder that beneficially owns such dividends is generally 15% unless the beneficial owner is a company, which owns at least 10% of our voting stock at that time, in which case the rate of Canadian withholding tax is reduced to 5%.

Dispositions

A U.S. Shareholder will generally not be subject to tax under the Tax Act on any capital gain realized on a disposition of our common shares, unless the common shares are, or are deemed to be, “taxable Canadian property” (as defined in the Tax Act) of the U.S. Shareholder at the time of disposition and the U.S. Shareholder is not entitled to relief under the Convention. Generally, our common shares will not constitute taxable Canadian property to a U.S. Shareholder provided our common shares are listed on a “designated stock exchange” as defined in the Tax Act (which includes the TSX and the NASDAQ Global Market) at the time of the disposition unless: (a) (i) at any time during the 60-month period immediately preceding the disposition one or any combination of: (A) the U.S. Shareholder, (B) persons with whom the U.S. Shareholder does not deal at arm’s length (within the meaning of the Tax Act), and (C) partnerships in which the U.S. Shareholder or a person described in (B) holds a membership interest directly or indirectly through one or more partnerships owned 25% or more of the issued shares of any series or class of our capital stock and (ii) more than 50% of the fair market value of our common shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource property” (as defined in the Tax Act), “timber resource property” (as defined in the Tax Act) and options in respect of, or interests in, or for civil law, rights in such property, whether or not such property exists; or (b) our common shares are deemed under the Tax Act to be taxable Canadian property of the U.S. Shareholder. If our common shares constitute taxable Canadian property of a particular U.S. Shareholder, any capital gain arising on their disposition may be exempt from Canadian tax under the Convention if, at the time of disposition, our common shares do not derive their value principally from real property situated in Canada. U.S. Shareholders whose common shares may constitute taxable Canadian property should consult their own tax advisors.

As long as our common shares are listed at the time of their disposition on a “recognized stock exchange” as defined in the Tax Act, which currently includes the TSX and the NASDAQ Global Market, a U.S. Shareholder who disposes of our common shares that are taxable Canadian property will not be required to satisfy the obligations imposed under section 116 of the Tax Act. An exemption from such obligations may also be available in respect of their disposition if they are “treaty-protected property” (as defined in the Tax Act) of the disposing U.S. Shareholders.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the common shares being offered hereby. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of common shares set forth opposite its name below. Cowen and Company, LLC is the representative of the underwriters.

Underwriters	Number of Common Shares
Cowen and Company, LLC
Canaccord Genuity Inc.
H.C. Wainwright & Co., LLC
LifeSci Capital LLC
Total

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the over-allotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Notwithstanding anything to the contrary, the securities offered by this prospectus supplement and the accompanying prospectus have not been and will not be qualified for sale under the securities laws of any province or territory of Canada or to any resident of Canada and may not be offered or sold, directly or indirectly, in Canada, or to or for the account of any resident of Canada. This prospectus supplement and the accompanying prospectus have not been filed in respect of, and will not qualify, any distribution of these securities in any province or territory of Canada.

Our common shares are listed on the NASDAQ Global Market and trade under the symbol “TTHI” and are listed on the TSX and trade under the symbol “TTH.” We will apply to the TSX to approve the listing of the common shares offered by this prospectus supplement and the accompanying prospectus. Listing of such common shares is subject to us fulfilling all of the listing requirements of the TSX.

Over-allotment Option to Purchase Additional Shares

We have granted to the underwriters an option to purchase up to      additional common shares at the public offering price, less the underwriting discount. This option is exercisable for a period of 30 days. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the sale of common shares offered hereby. To the extent that the underwriters exercise this option, the underwriters will purchase additional shares from us in approximately the same proportion as shown in the table above.

Discounts and Commissions

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase      additional shares.

We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $362,000. This includes $120,000 of fees and expenses of the underwriters. These expenses are payable by us.

Total
	Per share	Without Overallotment	With Overallotment
Public offering price	$	$	$
Underwriting discount
Proceeds, before expenses, to us

The underwriters propose to offer our common shares to the public at the public offering price set forth on the cover of this prospectus supplement. The underwriters may offer our common shares to securities dealers at the public offering price less a concession not in excess of $      per share. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares to any accounts over which they have discretionary authority.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

■	Stabilizing transactions permit bids to purchase common shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common shares while the offering is in progress.
■	Overallotment transactions involve sales by the underwriters of our common shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.
■	Syndicate covering transactions involve purchases of our common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common shares originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common shares. These transactions may be effected on the NASDAQ Global Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common shares on the NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) during a period before the commencement of offers or sales of our common shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Lock-up Agreements

Pursuant to certain “lock-up” agreements, we and our executive officers and directors, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any of our common shares or securities convertible into or exchangeable or exercisable for any of our common shares without the prior written consent of Cowen and Company, LLC for a period of 90 days after the date of the pricing of the offering. Notwithstanding the foregoing, if either (i) during the last 17 days of our 90 day restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90 day restricted period, the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the public announcement of the material news or the occurrence of the material event, as applicable, unless (i) the Common Stock is an “actively traded security” as defined in Regulation M under the Exchange Act, (ii) the Company meets the applicable requirements of Rule 139(a)(1) under the Securities Act in the manner contemplated by NASD Conduct Rule 2711(f)(4) and (iii) the provisions of NASD Conduct Rule 2711(f)(4) do not restrict the publication or distribution, by any of the underwriters, of any research reports relating to the Company during the 15 days before or after the last day of the 90 day restricted period (before giving effect to such extension).

This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions to the lock-up for executive officers and directors are: (i) as a bona fide gift to the spouse, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the executive officer or director or to a trust the beneficiaries of which are exclusively the executive officer or director or members of the executive officer or director’s immediate family, (ii) by will or intestate succession upon the death of the executive officer or director or (iii) by bona fide gift to a charity or educational institution. The exceptions to the lock-up for us are: (i) our sale of shares in this offering; (ii) the issuance of common shares or any securities convertible into or exercisable or exchangeable for common shares pursuant to our equity compensation plans currently in existence; (iii) the issuance of common shares pursuant to the exercise or conversion of outstanding securities or other rights; or (iv) the issuance of common shares in connection with a strategic partnership, joint venture, collaboration or acquisition or license of any business products or technology; in each case subject to certain conditions as set forth in the underwriting agreement. In addition, the lock-up for us does not prohibit us from keeping in effect the Sales Agreement, provided that no sales of our common shares under the Sales Agreement may be made during the 90-day restricted period.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships

Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees.

United Kingdom

The underwriters:

■	have not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (“FSMA”) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (“FSA”);
■	have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and
■	have complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland

The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the European Prospectus Directive (each, a “Relevant Member State”), an offer of our shares may not be made to the public in a Relevant Member State other than:

■	to any legal entity which is a qualified investor, as defined in the European Prospectus Directive;

■	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the European Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer, or;
■	in any other circumstances falling within Article 3(2) of the European Prospectus Directive,

provided that no such offer of our shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the European Prospectus Directive or supplement prospectus pursuant to Article 16 of the European Prospectus Directive.

For the purposes of this description, the expression an “offer to the public” in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that Relevant Member State by any measure implementing the European Prospectus Directive in that member state, and the expression “European Prospectus Directive” means Directive 2003/71/EC (and amendments hereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

Israel

In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728 – 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 – 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 – 1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 – 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 – 1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 – 1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 – 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 – 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

Transfer Agent

Our registrar and transfer agent is Computershare Investor Services Inc. at its principal office in Toronto, Ontario and Computershare Trust Company, NA at its principal office in Golden, Colorado, U.S.A.

LEGAL MATTERS

Certain legal matters related to our securities offered by this prospectus supplement and the accompanying prospectus will be passed upon on our behalf by Orrick, Herrington & Sutcliffe LLP with respect to certain matters under U.S. laws and McCarthy Tétrault LLP with respect to the validity of our common shares offered by this prospectus supplement and the accompanying prospectus and certain Canadian federal income tax considerations for U.S. residents. The underwriters are being represented in connection with this offering by McDermott Will & Emery LLP, New York, New York with respect to certain matters under U.S. laws and Torys LLP, Toronto, Ontario with respect to certain matters under Canadian laws. As of the date hereof, the partners and associates of each of Orrick, Herrington & Sutcliffe LLP and McCarthy Tétrault LLP, as a group, beneficially own, directly or indirectly, less than 1% of any class of our outstanding securities.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 (File No. 333-189879), of which this prospectus supplement and the accompanying prospectus are a part, under the Securities Act, to register our common shares offered by this prospectus supplement. However, this prospectus supplement and the accompanying prospectus do not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

We are a foreign private issuer (as such term is defined in the Exchange Act). We are subject to the informational requirements of the Exchange Act, file our annual reports on Form 40-F or Form 20-F, and furnish reports on Form 6-K and other information with the SEC. Our corporate Internet address is www.transitiontherapeutics.com. Information contained on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus. We make available free of charge on or through our website our annual reports, current reports, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. You may read and copy any public reports we filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site http://www.sec.gov that contains reports, proxy and information statements, and other information that we filed electronically.

As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to, among others, Rules 13a-11, 13a-13, 15d-11 and 15d-13 promulgated under the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information in this document. This prospectus incorporates by reference the following documents that we have previously filed with or furnished to the SEC:

1	our Annual Report on Form 40-F for the year ended June 30, 2014 filed with the SEC on September 25, 2014;
2.	the information under “Memorandum and Articles of Association” and the consolidated financial statements as at June 30, 2013 and June 30, 2012 and for each of the three years in the period ended June 30, 2013 contained in the Annual Report on Form 20-F for the year ended June 30, 2013;
3.	our Reports of Foreign Issuer on Form 6-K furnished to the SEC on July 11, 2014, September 22, 2014, September 25, 2014, November 4, 2014, November 10, 2014, November 12, 2014, November 14, 2014, November 20, 2014, November 24, 2014, December 8, 2014, December 10, 2014, January 6, 2015 and February 9, 2015; and
4.	the description of our securities under the heading “Description of Securities” in the Registration Statement on Form 40-F filed with the SEC on June 5, 2007.

The documents listed above contain important information about us and our finances. The more detailed information contained in our reports on Form 6-K and Form 40-F or Form 20-F qualify this entire prospectus supplement and the accompanying prospectus. Statements in this prospectus supplement may modify or supersede statements in our reports on Form 6-K and Form 40-F or Form 20-F and therefore the modified or superseded part of the original statement is not part of this prospectus supplement or the accompanying prospectus.

We incorporate by reference into this prospectus supplement all subsequent annual reports on Form 40-F or 20-F after the date of this prospectus supplement and before we terminate this offering. We also may incorporate by reference into this prospectus supplement our reports on Form 6-K furnished after the date of this prospectus supplement and before we terminate this offering that we identify in the Form 6-K as being incorporated into the registration statement of which this prospectus supplement forms a part. We may modify or supersede any statement in this prospectus supplement by statements in documents we incorporate by reference after the date of this prospectus supplement. When that happens, the modified or superseded part of the original statement is not part of this prospectus supplement.

You may request a copy of any of the documents incorporated by reference in this prospectus supplement at no cost. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus supplement by writing or telephoning us at the following address: 101 College Street, Suite 220, Toronto, Ontario, Canada M5G 1L7, Attention: Nicole Rusaw. Our telephone number at this address is (416) 260-7770.

EXPERTS

The consolidated financial statements which include the consolidated balance sheets as at June 30, 2014 and June 30, 2013 and the consolidated statements of income (loss) and comprehensive income (loss), shareholders’ equity and cash flows for the years then ended incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 40-F for the year ended June 30, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent auditor, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements which include the consolidated balance sheets as at June 30, 2013 and June 30, 2012 and the consolidated statements of income (loss) and comprehensive income (loss), shareholders’ equity and cash flows for each of the three years in the period ended June 30, 2013 incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent auditor, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

TRANSITION THERAPEUTICS INC.

$50,000,000
Common Shares
Warrants
Units

We may offer, issue and sell from time to time up to $50,000,000, or its equivalent in any other currency, currency units, or composite currency or currencies, of our common shares, warrants to purchase common shares and a combination of such securities, separately or as units, in one or more issuances. This prospectus provides a general description of offerings of these securities that we may undertake.

Each time we sell our securities pursuant to this prospectus, we will provide the specific terms of such offering in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement, together with additional information described under the heading “Where You Can Find More Information About Us,” before you make your investment decision.

Our common shares are listed on the NASDAQ Global Market (“NASDAQ”) under the symbol “TTHI” and on the Toronto Stock Exchange (“TSX”) under the symbol “TTH”. On July 9, 2013, the last reported sale price for our common stock on the NASDAQ was $2.98 per share.

Investing in our securities involves risks. You should read the “Risk Factors” section on page 2 and contained in the applicable prospectus supplement, any related free writing prospectus and the documents we incorporate by reference before investing in our securities.

The securities offered by this prospectus have not been and will not be qualified for sale under the securities laws of any province or territory of Canada or to any resident of Canada and may not be offered or sold, directly or indirectly, in Canada, or to or for the account of any resident of Canada. This prospectus has not been filed in respect of, and will not qualify, any distribution of these securities in any province or territory of Canada.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, through agents, or directly to purchasers. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Prospective investors should be aware that the acquisition of the securities offered by this prospectus may have tax consequences both in the United States and Canada. Such tax consequences for investors who are resident in, or citizens of, the United States may not be described fully herein or in any applicable prospectus supplement (as defined herein). You should read the tax discussion contained in any applicable prospectus supplement.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that we are incorporated and organized under the laws of Ontario, Canada, that most of its officers and directors are residents of Canada, that some of the experts named in this prospectus are residents of Canada, and that all or a substantial portion of our assets and said persons are located outside the United States.

Neither the Securities and Exchange Commission nor any state or provincial securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Our head and registered office is located at 101 College Street, Suite 220, Toronto, Ontario, Canada M5G 1L7.

This prospectus is dated July 19, 2013

You should read this prospectus and any prospectus supplement together with the additional information described in the section entitled “Where You Can Find More Information About Us” and “Incorporation of Certain Documents by Reference.”

References in this prospectus to the “Corporation,” “the Company,” “we,” “us,” “our company,” “Transition” and “our” refer to Transition Therapeutics Inc. Unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. “US$” means lawful currency of the United States.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell our securities described in this prospectus in one or more offerings up to a total dollar amount of $50,000,000. Each time we offer our securities, we will provide you with a supplement to this prospectus that will describe the specific amounts, prices and terms of the securities we offer. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplements, includes all material information relating to this offering. Please read carefully both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information About Us” and “Incorporation by Reference.”

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. We are not offering any of these securities in any province or territory of Canada. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement.

i

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking information” within the meaning of applicable Canadian securities laws and “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking statements”), which are, by their nature, subject to risks and uncertainties. Applicable securities legislation provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements, including statements regarding industry prospects and future results of operations or financial position, made in this press release are forward looking.

Forward-looking statements typically contains statements with words such as “anticipate”, “believe”, “expect”, “plan”, “estimate”, “intend”, “may” or similar words suggesting future outcomes. Forward-looking statements in this prospectus include, but are not limited to, statements with respect to: the clinical study phases of our product candidates which we expect to complete in fiscal 2014 and beyond; the ability of our business model to maximize shareholder returns; the potential for ELND005 to slow the progression of Alzheimer’s disease and improve symptoms; the potential for ELND005 to be an adjunctive maintenance treatment in patients with Bipolar Disorder; the potential for ELND005 to be effective for the treatment of agitation and or aggression in patients with Alzheimer’s disease; the timing and manner of future clinical development of ELND005 performed by Elan Pharma International Limited (“Elan”); the global population size of those affected by Alzheimer’s disease; the demand for a product that can slow or reverse the progression of Alzheimer’s disease; the demand for a product that can reduce the emergence of neuropsychiatric symptoms like depression, anxiety and agitation in Alzheimer’s disease; the demand for a product that can reduce the occurrence of mood episodes in patients with Bipolar Disorder; the potential clinical benefit of ELND005 in the treatment of bipolar disorder or other disease indications; the development of TT-401 and the series of preclinical compounds in-licensed from Eli Lilly and Company (“Lilly”) and their potential benefit in type 2 diabetes patients; the engagement of third party manufacturers to produce our drug substances and products; our intention to make collaborative arrangements for the marketing and distribution of our products and the impact of human capital on the growth and success of the Company. Forward-looking statements are subject to various risks and uncertainties, including those discussed below, that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed. Readers are cautioned not to place undue reliance on forward-looking statements, which is provided as of the date of this prospectus unless otherwise stated, and we will not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by securities laws.

Some of the assumptions, risks and factors which could cause future outcomes to differ materially from those set forth in the forward-looking statements include, but are not limited to: (i) the assumption we will be able to obtain sufficient and suitable financing to support operations, clinical trials and commercialization of products, (ii) the risk that we may not be able to capitalize on partnering and acquisition opportunities, (iii) the assumption that we will obtain favorable clinical trial results in the expected timeframe, (iv) the assumption that we will be able to adequately protect proprietary information and technology from competitors, (v) the risks relating to the uncertainties of the regulatory approval process, (vi) the impact of competitive products and pricing and the assumption that we will be able to compete in the targeted markets, and (vii) the risk that we may be unable to retain key personnel or maintain third party relationships, including relationships with key collaborators.

By their nature, forward-looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections or other forward-looking statements will not occur. Prospective investors should carefully consider the information contained under the heading “Key Information — Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended June 30, 2012 and all other information included in or incorporated by reference in this prospectus before making investment decisions with regard to our securities.

RISK FACTORS

An investment in the securities offered hereby involves a high degree of risk. Prospective investors should consider carefully the risks described in the documents incorporated by reference in this prospectus (including subsequently filed documents incorporated by reference) and those described in any prospectus supplement before purchasing the securities offered hereby.

Discussions of certain risks affecting the Company in connection with its business are provided under the heading “Key Information — Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended June 30, 2012 filed with the Securities and Exchange Commission, which is incorporated by reference in this prospectus. It is not possible to predict or identify all risks which could affect the Company’s business. Consequently, we could also be affected by additional factors which are not presently known to us or that we currently consider to be immaterial to our operations.

OUR COMPANY

Transition is a biopharmaceutical company, developing novel therapeutics for disease indications with large markets. The Company’s lead central nervous system (“CNS”) drug candidate is ELND005 for the treatment of Alzheimer’s disease (“AD”) and bipolar disorder. Transition’s lead metabolic drug candidate is TT-401 for the treatment of type 2 diabetes and accompanying obesity.

ELND005 for Neuropsychiatric Diseases

Our neuropsychiatric disease lead product, ELND005, scyllo-inositol, is an orally bioavailable small molecule that is being investigated for multiple neuropsychiatric indications on the basis of its proposed dual mechanism of action, which includes β-amyloid anti-aggregation and regulation of brain myo-inositol levels. An extensive clinical program of Phase 1 and Phase 2 studies have been completed with ELND005 to support clinical development. The Phase 2 study (ELND005-AD201) which evaluated ELND005 in more than 350 mild to moderate AD patients was published in the peer-reviewed journal, Neurology. The Neurology article was entitled “A Phase II randomized trial of ELND005, scyllo-inositol, in mild-moderate Alzheimer’s disease”.

Currently, Transition’s licensing partner, Elan is performing and funding two Phase 2 clinical studies of ELND005:

(i)	Agitation and Aggression in Alzheimer’s Disease

In November, 2012, Elan announced that they had enrolled the first patient in a Phase II clinical trial of ELND005 for the treatment of agitation/aggression in patients with moderate to severe Alzheimer’s disease. The objectives of the study are to evaluate the efficacy, safety and tolerability of ELND005 over 12 weeks of treatment in patients with moderate to severe AD, who are experiencing at least moderate levels of agitation/aggression. The study is expected to enroll approximately 400 patients at multiple sites in the United States, Canada and potentially other selected regions.

(ii)	Bipolar Disorder

In August, 2012, Elan dosed the first patient in a Phase 2 clinical study of ELND005 in Bipolar Disorder. The study is a placebo-controlled, safety and efficacy study of oral ELND005 as an adjunctive maintenance treatment in 400 patients with Bipolar 1 Disorder to delay the time to occurrence of mood episodes. The ELND005 technology is claimed in multiple issued patents and pending patent applications in many jurisdictions throughout the world.

TT-401 and TT-402

TT-401 is a dual agonist of the GLP-1 (Glucagon-Like Peptide-1) and glucagon receptors which is being developed to treat type 2 diabetes and accompanying obesity. In March 2010, Transition entered into a licensing and collaboration agreement with Lilly, where Transition acquired the rights to a series of pre-clinical compounds from Lilly, including TT-401 for the treatment of type 2 diabetes.

Transition performed preclinical, Phase 1 and proof-of-concept clinical development on lead compound TT-401. The proof-of concept study was completed in April 2013 enrolling diabetic and obese patients. At the end of the treatment period, TT-401-treated patients in the 3 highest dose groups experienced statistically significant reductions in mean fasting plasma glucose relative to placebo. Statistically significant mean body weight reduction relative to baseline occurred in the three highest dose groups. A similar reduction in body weight was also observed in the obese non-diabetic cohort.

In June 2013, Lilly assumed all development and commercialization rights to type 2 diabetes drug candidate TT-401. In conjunction with this assumption of rights, Transition received a US$7 million milestone payment. Lilly will assume all costs and perform all future development and commercialization activities of TT-401, and Transition will pay US$14 million to Lilly in three separate installments during the Phase 2 clinical study. In return, Transition is eligible to receive up to approximately US$240 million in additional milestone payments. Transition will also be eligible to receive a double-digit royalty on sales of TT-401 products and a low single digit royalty on related compounds.

TT-301 and TT-302

TT-301 and TT-302 are novel drug candidates derived from a diligent drug design program engineered to produce compounds optimized to target inhibiting pro-inflammatory cytokines in the brain and periphery. The Company has decided not to proceed with further development of TT-301 and TT-302, and accordingly, management is evaluating the intangible asset for impairment. The carrying value of the TT-301 and TT-302 intangible asset is approximately $6.7 million as at March 31, 2013.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, including expenditures related to the advancement of our drug candidates though the various clinical trial phases. Specific information about the use of proceeds from the sale of any securities will be set forth in a prospectus supplement.

EXCHANGE RATES

The following table sets forth, for each period indicated, the high and low exchange rates for Canadian dollars expressed in United States dollars, the exchange rate at the end of such period and the average of such exchange rates on the last day of each month during such period, based on the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. The source of the exchange rate data is: (i) with respect to periods ending on or prior to December 31, 2008, the Federal Reserve Bank of New York, and (ii) with respect to any period ending on or after January 1, 2009, the H.10 statistical release of the Federal Reserve Board. The exchange rates set forth below demonstrate trends in exchange rates, but the actual exchange rates used throughout this prospectus and the documents incorporated into this prospectus may vary.

	Exchange Rate
	Period End	High	Average(1)	Low
Last Five Fiscal Years
Fiscal Year Ended June 30, 2008	0.9818	1.0908	0.9938	0.9299
Fiscal Year Ended June 30, 2009	0.8601	0.9985	0.8589	0.7695
Fiscal Year Ended June 30, 2010	0.9429	1.0040	0.9433	0.8584
Fiscal Year Ended June 30, 2011	1.0371	1.0542	1.0013	0.9392
Fiscal Year Ended June 30, 2012	0.9814	1.0584	0.9977	0.9430

Note:

(1)	For the years indicated, the average exchange rates are determined by averaging the exchange rates on the last business day of each month during the relevant period.

The following table sets forth, for each of the last six months, the high and low exchange rates for Canadian dollars expressed in United States dollars and the exchange rate at the end of the month, based on the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. The source of the exchange rate is the H.10 statistical release of the Federal Reserve Board.

	January 2013	February 2013	March 2013	April 2013	May 2013	June 2013
High	1.0164	1.0041	0.9847	0.9929	0.9977	0.9833
Low	0.9923	0.9722	0.9696	0.9737	0.9680	0.9495
Rate at end of period	0.9989	1.0279	1.0291	1.0542	1.0322	0.9512

On July 5, 2013, the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York was Cdn$1.00 = US$0.9464.

PRESENTATION OF FINANCIAL INFORMATION

Our consolidated financial statements for the fiscal years ended June 30, 2012 and 2011 have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board. Subject to certain transition elections disclosed in Note 3 to the Company’s consolidated financial statements for the fiscal year ended June 30, 2012, the Company has consistently applied the same accounting policies in its opening IFRS balance sheet at July 1, 2010 and throughout all periods presented, as if these policies had always been in effect. The policies applied in these consolidated financial statements are based on IFRS issued and outstanding as of September 7, 2012, the date the Board of Directors approved the consolidated financial statements. See Note 3 to the Company’s consolidated financial statements for the fiscal year ended June 30, 2012 for a discussion of the impact of the transition to IFRS on the Company’s reported balance sheet, financial performance and cash flows, including the nature and effect of significant changes in accounting policies from those used in the Company’s consolidated financial statements for the year ended June 30, 2011.

DESCRIPTION OF SHARE CAPITAL

Authorized Capital

Our authorized share capital consists of an unlimited number of common shares with no par value. As at June 30, 2013, there were 26,930,634 common shares outstanding and fully paid.

Reconciliation of the number of common shares outstanding on the opening date of fiscal year 2013 and on June 30, 2013

Number of common shares as of the opening date of the fiscal year 2013 (July 1, 2012)	26,921,302
Issuance of common shares during Q1 2013	—
Issuance of common shares during Q2 2013	—
Issuance of common shares during Q3 2013	—
Issuance of common shares during Q4 2013	9,332
Number of common shares as of June 30, 2013	26,930,634

Common Shares

Each common share entitles the holder to receive notice of and to attend all meetings of shareholders and vote at such meetings. Holders of common shares are entitled to one vote in respect of each share held at all meetings of shareholders. Holders of common shares are entitled to receive dividends if, as and when declared by the board of directors of the Company. In the event of the liquidation, dissolution or winding up of the Company, after payment of all outstanding debts and liabilities, the holders of common shares are entitled to receive, pro rata, the Company’s remaining assets. Holders of common shares have no pre-emptive, subscription or redemption rights.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common shares. We will not offer warrants for sale separately to any purchaser unless the offering is in conjunction with and forms part of the consideration for an acquisition or merger transaction.

The prospectus supplement relating to any warrants offered hereunder will describe the terms of the warrants and the applicable offering, including some or all of the following:

•	the designation and aggregate number of warrants offered;
•	the exercise price of the warrants;
•	the currency or currencies in which the warrants will be offered;
•	the number of common shares that may be purchased on the exercise of the warrants and procedures that will result in an adjustment of that number;
•	the dates or periods during which the warrants are exercisable;
•	any minimum or maximum amount of warrants that may be exercised at any one time;
•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and
•	any other material terms of the warrants.

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of common shares.

DESCRIPTION OF UNITS

We may issue units comprising any combination of the other securities described in this prospectus. Each unit will be issued so that the holder of such unit is also the holder of each security included in such unit. Therefore, the holder of a unit will have the rights and obligations of a holder of each included security (except in some cases where the right to transfer an included security of a unit may not occur without the transfer of the other included security comprising part of such unit).

The prospectus supplement relating to any units offered hereunder will describe the terms of the units and the applicable offering, including some or all of the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•	whether the units will be issued in fully registered or global form.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable prospectus supplement may also describe material United States federal income tax consequences of the acquisition, ownership and disposition of any securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code).

ENFORCEMENT OF CIVIL LIABILITIES

We are a corporation existing under the laws of Ontario, Canada. Most of our directors and all of our officers are residents of Canada and a majority of our assets are located outside the United States. We will appoint an agent for service of process in the United States, but it may be difficult for holders of securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws.

We have been advised by our Canadian counsel, Norton Rose Fulbright Canada LLP, that a judgment of a United States court may be enforceable in Canada if: (a) there is a real and substantial connection between the events, persons and circumstances and the United States proceedings such that the United States court properly assumed jurisdiction; (b) the United States judgment is final and conclusive; (c) the defendant was properly served with process from the United States court; and (d) the United States law that led to the judgment is not contrary to Canadian public policy, as that term would be applied by a Canadian court. We are advised that in normal circumstances, only civil judgments and not other rights arising from United States securities legislation (for example, penal or similar awards made by a court in a regulatory prosecution or proceeding) are enforceable in Canada. The enforceability of a United States judgment in Canada will be subject to the requirements that: (i) an action to enforce the United States judgment must be commenced in the Ontario Court within any applicable limitation period; (ii) the Ontario Court has discretion to stay or decline to hear an action on the United States judgment if the United States judgment is under appeal or there is another subsisting judgment in any jurisdiction relating to the same cause of action; (iii) the Ontario Court will render judgment only in Canadian dollars; and (iv) an action in the Ontario Court on the United States judgment may be affected by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally. The enforceability of a United States judgment in Canada will be subject to the following defenses: (i) the United States judgment was obtained by fraud or in a manner contrary to the principles of natural justice; (ii) the United States judgment is for a claim which under Ontario law would be characterized as based on a foreign revenue, expropriatory, penal or other public law; (iii) the United States judgment is contrary to Ontario public policy or to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to in these statutes; and (iv) the United States judgment has been satisfied or is void or voidable under United States law.

We have designated CT Corporation System as our agent for service of process in the United States with respect to any action brought against us in the U.S. District Court for the Southern District of New York under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, through agents, to dealers or underwriters for resale, directly to purchasers, or through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing shareholders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

•	Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:
•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to prevailing market prices;
•	at varying prices determined at the time of sale; or
•	at negotiated prices.

A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of the underwriters, dealers or agents participating in the offering, if any;
•	the purchase price of the securities sold by us to any underwriter or dealer and the net proceeds we expect to receive from the offering;
•	any over-allotment options under which underwriters may purchase additional securities from us;
•	any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;
•	any public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or commissions or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions and other compensation we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common shares, will be new issues of securities with no established trading market. Any agents or underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities. There is currently no market for any of the offered securities, other than our common shares which are listed on the NASDAQ Global Market and the TSX. We have no current plans for listing of warrants or subscription rights on any securities exchange or quotation system; any such listing with respect to any particular warrants or subscription rights will be described in the applicable prospectus supplement or other offering materials, as the case may be.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any agents and underwriters who are qualified market makers on the NASDAQ Global Market may engage in passive market making transactions in the securities on the NASDAQ Global Market in accordance with Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum compensation to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

The securities offered by this prospectus have not been and will not be qualified for sale under the securities laws of any province or territory of Canada or to any resident of Canada and may not be offered or sold, directly or indirectly, in Canada, or to or for the account of any resident of Canada. This prospectus has not been filed in respect of, and will not qualify, any distribution of these securities in any province or territory of Canada.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement relating to the securities, certain legal matters relating to securities offered by this prospectus will be passed upon for us by Norton Rose Fulbright Canada LLP, with respect to matters of Canadian law, and Orrick, Herrington & Sutcliffe LLP, with respect to matters of United States law.

The partners and associates of Norton Rose Fulbright Canada LLP and Orrick, Herrington & Sutcliffe LLP as a group beneficially own, directly or indirectly, less than 1% of any class of our outstanding securities.

EXPERTS

The consolidated financial statements as at June 30, 2012, June 30, 2011 and July 1, 2010 and the consolidated statements of loss and comprehensive loss, shareholders’ equity and cash flows for the years ended June 30, 2012 and 2011 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

AUDITORS, TRANSFER AGENTS AND REGISTRARS

PricewaterhouseCoopers LLP has advised that they are independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario.

Our registrar and transfer agent is Computershare Investor Services Inc. at its principal office in Toronto, Ontario and Computershare Trust Company, NA at its principal office in Golden, Colorado, U.S.A.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are a foreign private issuer (as such term is defined in the Exchange Act). We are subject to the informational requirements of the Exchange Act, file our annual reports on Form 20-F, and furnish reports on Form 6-K and other information with the SEC. We have filed with the SEC a registration statement on Form F-3 to register the securities offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. References in this prospectus to any contract or other document are not necessarily complete and, if we filed the contract or document as an exhibit to the registration statement, you should refer to the exhibit for more information.

Our corporate Internet address is www.transitiontherapeutics.com. We make available free of charge on or through our website our annual reports, current reports, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. Information contained on our website is not part of this report or any other report filed with the SEC. You may read and copy any public reports we filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site http://www.sec.gov that contains reports, proxy and information statements, and other information that we filed electronically.

As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to, among others, Rules 13a-11, 13a-13, 15d-11 and 15d-13 promulgated under the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information in this document. This prospectus incorporates by reference the following documents that we have previously filed with the SEC:

1.	our Annual Report on Form 20-F for the year ended June 30, 2012 filed with the SEC on September 13, 2012;
2.	our Reports of Foreign Issuer on Form 6-K furnished with the SEC on November 8, 2012, February 7, 2013, May 7, 2013, June 17, 2013 and June 21, 2013; and
3.	the description of our securities under the heading “Description of Securities” in the Registration Statement on Form 40-F filed with the SEC on June 5, 2007.

The documents listed above contain important information about us and our finances. The more detailed information contained in the Form 6-K and Form 20-F qualify this entire prospectus. Statements in this prospectus may modify or supersede statements in the Form 6-K and Form 20-F and therefore the modified or superseded part of the original statement is not part of this prospectus.

We incorporate by reference into this prospectus all subsequent annual reports on Form 20-F after the date of this prospectus and before we terminate this offering. We also may incorporate by reference into this prospectus our reports on Form 6-K furnished after the date of this prospectus and before we terminate this offering that we identify in the Form 6-K as being incorporated into this registration statement. We may modify or supersede any statement in this prospectus by statements in documents we incorporate by reference after the date of this prospectus. When that happens, the modified or superseded part of the original statement is not part of this prospectus.

You may request a copy of any of the documents incorporated by reference in this prospectus at no cost. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address: 101 College Street, Suite 220, Toronto, Ontario, Canada M5G 1L7, Attention: Nicole Rusaw. Our telephone number at this address is (416) 260-7770.

     Shares

Common Shares

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Cowen and Company

Co-Managers

Canaccord Genuity	H.C. Wainwright & Co.	LifeSci Capital LLC

February   , 2015